                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                                 NetMed, Inc.
                               (Name of Issuer)
                          Common Stock, No Par Value
                        (Title of Class of Securities)

                                  64114Q 101
                                (CUSIP Number)


                               December 31, 1999
           -------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


        [ ] Rule 13d-1(b)

        [ ] Rule 13d-(c)

        [X] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO.                                                                             PAGE 2 OF 2 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)            |
|     |                                                                                                   |
|     | David J. Richards                                                                                 |
|     | S.S. or I.R.S. Identification No. of Above Individual (optional): N/A                             |
----------------------------------------------------------------------------------------------------------|
|   2 | Check the Appropriate Box if a Member of a Group                                        (a) [   ] |
|     | (See Instructions)                                                                          ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC Use Only                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | Citizenship or Place of Organization                                                              |
|     |                                                                                                   |
|     | United States                                                                                     |
|-------------------------------|-------|-----------------------------------------------------------------|
|            Number of          |     5 |  Sole Voting Power                                              |
|                               |       |                                                                 |
|             Shares            |       |  1,247,657                                                      |
|                               |-------|-----------------------------------------------------------------|
|          Beneficially         |     6 |  Shared Voting Power                                            |
|                               |       |                                                                 |
|            Owned by           |       |  0                                                              |
|                               |-------|-----------------------------------------------------------------|
|              Each             |     7 |  Sole Dispositive Power                                         |
|                               |       |                                                                 |
|            Reporting          |       |  1,247,657                                                      |
|                               |-------|-----------------------------------------------------------------|
|           Person With         |     8 |  Shared Dispositive Power                                       |
|                               |       |                                                                 |
|                               |       |  0                                                              |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | Aggregate Amount Beneficially Owned by Each Reporting Person                                      |
|     |                                                                                                   |
|     | 1,247,657                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | Check if the Aggregate Amount in Row (9) Excludes Certain Shares                                  |
|     | (See Instructions)                                                                          [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | Percent of Class Represented by Amount in Row (9)                                                 |
|     |                                                                                                   |
|     | 9.69%                                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | Type of Reporting Person (See Instructions)                                                       |
|     |                                                                                                   |
|     | IN                                                                                                |
-----------------------------------------------------------------------------------------------------------

        Answer every item. If an item is inapplicable or the answer is in the negative, so state.


ITEM 1 (a).  Name of Issuer:

             NetMed, Inc.
             ---------------------------------------------------------------


ITEM 1 (b).  Address of Issuer's Principal Executive Offices:

             6189 Memorial Drive, Dublin, Ohio 43017
             ---------------------------------------------------------------

ITEM 2 (a).  Name of Person Filing:

             David J. Richards
             ---------------------------------------------------------------


ITEM 2 (b).  Address of Principal Business Office or, if None, Residence:

             765 N. Hamilton Road, 1st Floor, Columbus, Ohio 43230
             ---------------------------------------------------------------

ITEM 2 (c).  Citizenship:

             United States
             ---------------------------------------------------------------

ITEM 2 (d).  Title of Class of Securities:

             Common Stock, no par value
             ---------------------------------------------------------------

ITEM 2 (e).  CUSIP Number:

             64114Q 101
             ---------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IF FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


             (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

             (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

             (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

             (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

             (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

             (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

             (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

             (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

             (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

             (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement if filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.  OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)     Amount beneficially owned: 1,247,657 shares.

        (b)     Percent of class: 9.69%.

        (c)     Number of shares as to which the person has:

        (i)     Sole power to vote or to direct the vote 1,247,657 shares.

        (ii)    Shared power to vote or to direct the vote 0 shares.

        (iii) Sole power to dispose or to direct the disposition of 1,247,657 shares.

        (iv) Shared power to dispose or to direct the disposition of 0 shares.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

        Instruction. Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable

ITEM 10. CERTIFICATIONS.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 14, 2000
                                             ---------------------------------
                                                         (Date)

                                             /s/ David J. Richards
                                             ---------------------------------
                                                        (Signature)

                                             David J. Richards
                                             ---------------------------------
                                                     (Name and Title)